UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 13, 2015

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification No.

1-9513	CMS ENERGY CORPORATION (A Michigan Corporation) One Energy Plaza Jackson, Michigan 49201 (517) 788-0550	38-2726431
1-5611	CONSUMERS ENERGY COMPANY (A Michigan Corporation) One Energy Plaza Jackson, Michigan 49201 (517) 788-0550	38-0442310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 13, 2015, the Michigan Public Service Commission (“MPSC”) approved a settlement agreement in Consumers Energy Company’s (“Consumers Energy”) gas rate case, increasing natural gas rates by approximately $45 million annually (the “Gas Order”). The settlement was based upon the non-precedential resolution of various issues, including a 10.3% rate of return on common equity.

Among other things, the settlement agreement provides that (1) Consumers Energy implement a residential Customer Charge and, for qualifying Principal Residence Customers, an Income Assistance Credit of $11.50 per customer per month; (2) Consumers Energy agrees that it will fund an Enhanced Infrastructure Replacement Program; (3) the gas-in-kind percentage for end-use transportation customers remains unchanged at 1.83%; and (4) Consumers Energy will implement a gas revenue decoupling mechanism that will compare the weather normalized actual revenue realized by Consumers Energy to the approved qualifying rate case revenue by rate schedule.

The settlement agreement further provides that requested Investment Recovery Mechanism will not be approved.

The rates authorized by the Gas Order will go into effect for service rendered on and after January 14, 2015. For more information and to obtain a copy of the Gas Order please visit the MPSC’s website at: http://efile.mpsc.state.mi.us/efile/viewcase.php?casenum=17643.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

CMS ENERGY CORPORATION

Dated: January 14, 2015	By:	/s/ Thomas J. Webb
Thomas J. Webb
Executive Vice President and
Chief Financial Officer

CONSUMERS ENERGY COMPANY

Dated: January 14, 2015	By:	/s/ Thomas J. Webb
Thomas J. Webb
Executive Vice President and
Chief Financial Officer